PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 71 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                      Dated March 28, 2002
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2003
                            -----------------------


     We may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2003) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:            JPY 10,000,000,000

Maturity Date:               October 9, 2003; provided that if
                             the maturity date is not a business
                             day, principal and interest will be
                             paid on the next succeeding
                             business day and no interest will
                             accrue after the scheduled maturity
                             date, unless that succeeding
                             business day would fall in the next
                             calendar month, in which case the
                             maturity date and the interest
                             payment date will be the
                             immediately preceding business day.

Settlement Date
  (Original Issue Date):     April 8, 2002

Interest Accrual Date:       April 8, 2002

Issue Price:                 100.00%

Specified Currency:          Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:               100%

Base Rate:                   LIBOR

Spread (Plus or Minus):      Plus 0.06% per annum

Spread Multiplier:           N/A

Index Currency:              JPY

Index Maturity:              3 months

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Initial Interest Rate:       To be determined on the second
                             London banking day prior to the
                             Original Issue Date

Initial Redemption Date:     N/A

Initial Redemption
  Percentage:                N/A

ISIN:                        XS0146052583

Common Code:                 014605258

Annual Redemption
  Percentage Reduction:      N/A

Optional Repayment
  Date(s):                   N/A

Interest Payment Dates:      Each January 9, April 9, July 9 and
                             October 9, commencing July 9, 2002;
                             provided that if any such day (except
                             the maturity date) is not a business
                             day, that interest payment date will be
                             the next succeeding day that is a
                             business day, unless that succeeding
                             business day would fall in the next
                             calendar month, in which case such
                             interest payment date will be the
                             immediately preceding business day.

                             There will be a long first coupon for the period from and including April 8, 2002 to but excluding July 9, 2002.

Interest Payment Period:     Quarterly

Interest Reset Dates:        Each interest payment date

Interest Reset Periods:      Quarterly

Business Day:                Tokyo, London and New York

Calculation Agent:           JPMorgan Chase Bank (London
                             Branch)

Agent:                       Morgan Stanley & Co. International
                             Limited

Denominations:               JPY 100,000,000

Other Provisions:            None

Reporting Service:           Telerate (Page 3750)


Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY